Exhibit 99.1

[ADTRAN, Inc. Letterhead]

TO:	Directors and Executive Officers of ADTRAN, Inc.
FROM:	Michael Foliano, Senior Vice President of Finance and Chief Financial Officer
DATE:	June 30, 2022
RE:	Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

This Notice Regarding Blackout Period and Regulation BTR Trading Restrictions (this “Notice”) is to inform you of significant restrictions on your ability to trade in ADTRAN, Inc. (the “Company”) common stock during an upcoming “Blackout Period” that will apply to the ADTRAN, Inc. 401(k) Retirement Plan (the “Plan”).

The Blackout Period for the Plan is necessary due to the anticipated closing of the previously announced business combination transaction (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of August 30, 2021, by and among the Company, Acorn HoldCo, Inc. (to become ADTRAN Holdings, Inc., “ADTRAN Holdings”), Acorn MergeCo, Inc., and ADVA Optical Networking SE (“ADVA”), pursuant to which the Company and ADVA agreed to combine their respective businesses through a merger transaction (the “Merger”) and an exchange offer and to become subsidiaries of ADTRAN Holdings. In conjunction with the Merger, each outstanding share of common stock of the Company will be converted into the right to receive one share of common stock of ADTRAN Holdings.

The Blackout Period is expected to begin as of market close (generally, 4:00 p.m. Eastern time) on the business day immediately preceding the closing date of the Merger, which is expected to occur as early as the calendar week beginning Sunday, July 3, 2022. The Blackout Period is expected to end approximately one week later. You can find out whether the Blackout Period has started or ended by calling Fidelity at 800-890-4015, Monday through Friday, 8:30 a.m. to 8 p.m. Eastern Time.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s rules promulgated thereunder, during the Blackout Period, the Company’s directors and executive officers are prohibited from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company and its subsidiaries acquired in connection with their services as a director or executive officer.

Please note the following:

•	“Equity securities” is defined broadly to include the Company’s common stock, options, and other derivatives.

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Covered transactions are not limited to those involving your direct ownership but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

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Among other things, these rules prohibit exercising options granted to you, if any, in connection with your services as a director or executive officer and selling stock acquired pursuant to such options.

•	Exemptions from these rules generally apply for purchases or sales under Rule 10b5-1 plans, sales required by law, and certain other “automatic” transactions.

Additionally, during the Blackout Period, you will be unable to take the following actions with respect to the Plan (as applicable):

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Direct or diversify the assets held in your account in the Adtran Incorporated Company Stock fund (for example, you will be unable to make an exchange into or out of the Adtran Incorporated Company Stock fund).

•	Obtain a loan or withdrawal from balances invested in the Adtran Incorporated Company Stock fund.

•	Take a full distribution from your Plan account if you have a balance in the Adtran Incorporated Company Stock fund.

These rules apply in addition to the trading restrictions under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of these rules and the severity of the penalties and other remedies, please contact me before engaging in any transaction involving the Company’s equity securities during the Blackout Period.

The SEC’s rules generally require that you be furnished this Notice at least 15 days before the last date on which you can exercise your affected rights immediately before the commencement of the Blackout Period. However, due to the timing of the receipt of the final regulatory approval required for the completion of the Business Combination, the Company has reasonably determined that it was unable to provide 15 days’ advance notice of the Blackout Period and is providing the Notice as soon as reasonably practicable.

Thank you, and please call me at (256) 963-8000 if you have any questions. In addition, you may write to me at ADTRAN, Inc., 901 Explorer Boulevard, Huntsville, AL 35806-2807.